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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  FORM 12b-25
                          NOTIFICATION OF LATE FILING


                          Commission File No.: 0-26059

(Check One):     | | Form 10-K | | Form 20-F  | | Form 11-K
                          |X| Form 10-Q | | Form N-SAR

                                     For Period Ended: September 30, 2010

                 | |  Transition Report on Form 10-K
                 |_|  Transition Report on Form 20-F
                 | |  Transition Report on Form 11-K
                 | |  Transition Report on Form 10-Q
                 |_|  Transition Report on Form N-SAR

         For the Transition Period Ended: ______________________

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Read Instruction (on back page) Before Preparing Form.
Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

CirTran Corporation
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Full Name of Registrant

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Former Name if Applicable

4125 South 6000 West
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Address of Principal Executive Office (Street and Number)

West Valley City, Utah  84128
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

                 (a)      The reasons described in reasonable detail in Part III
|X| of this form could not be eliminated without unreasonable effort or expense;

                 (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the
|X| prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                 (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE RESPONSE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

      The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, could not be filed without unreasonable effort or expense within the prescribed time period because management requires additional time to compile and verify the data required to be included in the report. The report will be filed within five days of the date the original report was due.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

         Iehab Hawatmeh                     (801)                963-5112
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             (Name)                      (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d)of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               |X| Yes  |_| No
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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               |_| Yes  |X| No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                              CirTran Corporation
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Dated: November 15, 2010                           By: /s/ Iehab Hawatmeh
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                                                           Iehab Hawatmeh
                                                           President



                                   ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).




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